Exhibit 10.58

**Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 203.406

TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (hereinafter “Agreement”) dated February 15th, 2012 (the “Effective Date”) is by and among Sinoven Biopolymers, Inc., a corporation duly organized and existing under the laws of the State of Delaware, having its principal place of business in Malvern, Pennsylvania (hereinafter called “Sinoven”); NatureWorks LLC, a limited liability company organized and existing under the laws of the State of Delaware, having its principal place of business in Minnetonka, Minnesota (hereinafter called “NatureWorks”); AmberWorks LLC, a limited liability company duly organized and existing under the laws of the State of Delaware, having its principal place of business in Plymouth, Minnesota (hereinafter called “LLC”), and BioAmber, Inc. a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called “BioAmber”).

WITNESSETH:

WHEREAS, NatureWorks and Sinoven have formed LLC and each own, directly or indirectly, a fifty percent (50%) interest in LLC;

WHEREAS, in establishing LLC, NatureWorks and Sinoven, along with BioAmber, wish to enter into this Agreement, along with LLC, to establish the Parties’ rights and obligations regarding certain know-how, inventions and patent rights;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Parties agree as follows:

ARTICLE 1 - DEFINITIONS

1.1 Capitalized terms that are not otherwise defined herein shall have the meanings given those respective terms in the LLC Agreement.

1.2 “Confidential Information” shall have the meaning as set forth in the Master Confidentiality Agreement.

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1.3 The following terms shall have the meanings set forth below:

“Additive” shall mean the additive set forth in Schedule A.

“Application” means any use of an LLC Product or any method for using an LLC Product.

“BioAmber Collaboration Patent Rights” means Patent Rights owned or controlled by BioAmber claiming all or any part of BioAmber Collaboration Technology.

“Sinoven Background Patent Rights” means the Patent Rights set forth in Schedule A, and any Patent Rights owned or controlled by Sinoven as may be identified by Sinoven pursuant to Section 2.1 of the Research Services Agreement.

“Sinoven Background Technology” means the Technology relating to the use of the Additive in conjunction with PBS or LLC Products, as described in Schedule A.

“Sinoven Collaboration Patent Rights” means Patent Rights owned or controlled by Sinoven claiming all or any part of Sinoven Collaboration Technology.

“Collaboration Technology” of a Party (other than LLC) means Foreground Technology (other than Research Technology) owned by a Party other than LLC pursuant to Section 2.2 hereof, that is (1) a Recipe, (2) Technology specifically pertaining to a use or methods of using of LLC Products, or (3) Technology specifically pertaining to methods of making LLC Products (but not to methods for making any ingredients of LLC Products, including without limitation PLA, PBS or Sinoven Modified PBS), and that is conceived by at least one employee, agent or contractor of such Party after the Effective Date but prior to the earlier of (i) the first anniversary of the Transfer by such Party (or in the case of BioAmber, the Transfer by Sinoven) of its Membership Interest (other than to an Affiliate), and (ii) the dissolution of LLC.

“Exploit” and cognates thereof, means: (a) with respect to a Patent Right, making, having made, using, selling, offering for sale, importing, or exporting an invention claimed in such Patent Right, or granting license rights under such Patent Right to do any of the foregoing; and (b) with respect to Technology, using or transferring the Technology or part thereof in conjunction with the making, having made, using, selling, offering for sale, importing, or exporting of a product or method, or granting license rights under such Technology to do any of the foregoing.

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“Field” means the research and development, manufacture, sale and use of LLC Products.

“Foreground Patent Rights” shall mean any Patent Right claiming all or any part of Foreground Technology.

“Foreground Technology” shall mean Technology, including any Recipes, conceived after the Effective Date by one or more employees, agents or contractors of any one of the Parties, or jointly by at least one employee, agent or contractor of one Party with at least one employee, agent or contractor of at least one other Party.

“LLC” shall mean that limited liability corporation formed and jointly owned by NatureWorks and Sinoven (directly or indirectly) pursuant to the LLC Agreement.

“LLC Agreement” shall mean the agreement of even date herewith among NatureWorks, Sinoven and LLC for the organization, operations and management of LLC, as the same may be amended from time to time.

“LLC Technology” means Foreground Technology owned by LLC pursuant to Article II, including without limitation Research Technology.

“LLC Patent Rights” means Patent Rights owned by LLC pursuant to Article II, including without limitation Research Patent Rights.

“Master Confidentiality Agreement” shall mean Master Confidentiality of even date herewith among NatureWorks, Sinoven, BioAmber Inc. and LLC, as the same may be amended from time to time.

“NatureWorks Background Patents Rights” shall mean the Patent Rights set forth in Schedule B, and any Patent Rights owned or controlled by NatureWorks as may be identified by NatureWorks pursuant to Section 2.1 of the Research Services Agreement.

“NatureWorks Collaboration Patent Rights” means Patent Rights owned or controlled by NatureWorks claiming all or any part of the NatureWorks Collaboration Technology.

“Net Revenues” means the gross revenues received by NatureWorks and its Subsidiaries for the sale of LLC Products, net of any of the following items, to the extent paid or incurred by NatureWorks or its Subsidiaries: (i) all taxes paid with respect to such LLC Products (other than taxes on income), (ii) interest and other finance charges, (iii) customs duties, surcharges and other governmental charges, (iv) freight, postage, transportation, insurance, packing and storage and warehousing charges incurred with unaffiliated entities, and (v) refunds, returns, credits,

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discounts, and allowancesactually paid, incurred or given, provided that such refunds, returns, credits, discounts and allowances are not inconsistent with any written policy approved by Sinoven or are otherwise agreed to in writing by Sinoven.

“Non-LLC Products” means products other than LLC Products, including without limitation Modified PBS Products.

“Patent Rights” means (a) the claim(s) of any patent application filed in any country; (b) the claim(s) of all Letters Patent including supplemental protection certificates that have issued or may in the future issue including, without limitation, utility models, design patents, and certificates of invention; and (c) the claim(s) of all divisionals, continuations, continuations-in-part, reissues, re-examination certificates, renewals, extensions, or additions to any such Letters Patent and patent applications.

“Party” shall mean one of the parties to this Agreement; Parties shall mean all of the parties to this Agreement.

“Related Party,” of any Party, for the purpose of this Agreement, means any other Entity at least percent (25%) of the total voting securities of every class or other evidences of ownership interest of which is directly or indirectly owned or controlled by such Party. For purposes of this Technology License Agreement, LLC is not a Related Party of Sinoven, BioAmber or NatureWorks.

“Recipe” shall mean a formulation for an LLC Product, including a listing of all ingredients and the operable ranges concentrations and/or ratios of each such ingredient in the formulation.

“Research Services Agreement” shall mean each agreement of even date herewith between LLC and either of NatureWorks and Sinoven for the provision of certain research services by each such Party to LLC, as the same may be amended from time to time.

“Research Technology” means any Technology conceived under a Research Agreement.

“Research Patent Rights” means any and all Patent Rights claiming all or any part of Research Technology.

“Seconding Agreement” means that certain Seconding Agreement of even date herewith between BioAmber Inc. and LLC whereby certain employees of BioAmber Inc. are seconded to the LLC, as the same may be amended from time to time.

“Sinoven Modified PBS” means PBS modified by the incorporation of the Additive.

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“Sinoven Modified PBS Products” means any product made with or incorporating Sinoven Modified PBS.

“Sole Foreground Technology” of a Party means Foreground Technology solely owned by that Party pursuant to Article II.

“Technology” means any discovery, development or invention (including without limitation any Recipe) whether or not patentable, or susceptible to any other form of legal protection.

“Third Party” means any Entity that is not Sinoven, BioAmber Inc. or NatureWorks, or LLC.

ARTICLE II – OWNERSHIP AND DISCLOSURE OF TECHNOLOGY

2.1. Each of BioAmber, Sinoven and NatureWorks will retain ownership of all Technology and Patent Rights owned by such Party as of the Effective Date, including without limitation, as to each Member, the respective Members’ Background Technology and Background Patent Rights.

2.2 Except as provided in Section 2.4, each Party will own all right, title, and interest in and to any Foreground Technology conceived by one or more employees, agents or contractors of such Party, either solely or jointly with one or more Third Parties, and all Patent Rights claiming all or any part of such Foreground Technology.

2.3 Except as provided in Section 2.4, Foreground Technology conceived jointly by at least one employee, agent or contractor of a Party other than LLC and at least one employee, agent or contractor of LLC, and any Patent Rights claiming all or any part of such Foreground Technology, shall be solely owned by LLC if and to the extent such Foreground Technology relates to LLC Products, and shall be solely owned by such Party other than the LLC if and to the extent such Foreground Technology relates to Non-LLC Products.

2.4 Notwithstanding Sections 2.2 and 2.3, LLC shall own all Research Technology and Research Patent Rights, and any technical data generated pursuant to any research services provided to LLC pursuant to a Research Services Agreement.

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2.5 For purposes of this Agreement, a contractor, employee or agent of BioAmber or Sinoven who is seconded to LLC pursuant to the Seconding Agreement is deemed to be a contractor, employee or agent of LLC while so seconded, for the sole purpose of determining ownership of Technology or Patent Rights under this Agreement, including Sections 2.2 and 2.3 hereof.

2.6 Notwithstanding this Article II, and subject to the terms and conditions of the LLC Agreement, the Parties may otherwise decide in writing the ownership of any Foreground Technology or Foreground Patent Rights between or among them and/or the LLC.

2.7 Each Member and BioAmber may freely Exploit any Technology and Patent Rights solely owned by such Party, without the consent of or accounting to the other Parties, subject to the terms and conditions of this Agreement, the Master Confidentiality Agreement and the LLC Agreement, including without limitation the provisions of Article XV of the LLC Agreement. The LLC may Exploit any Technology and Patent Rights owned by the LLC, or licensed to the LLC hereunder or by any Third Party, only for the Business Purpose, or as otherwise permitted in writing by the Governance Board, subject to the terms and conditions of this Agreement, the Master Confidentiality Agreement and the LLC Agreement.

2.8 Disclosures of Technology and Patent Rights

(a) Each Member shall disclose all Research Technology and, to the extent such disclosure does not require the consent of any Third Party (other than a Subsidiary of such Member), each Party shall disclose all of that Party’s Collaboration Technology to the other Parties. If such Collaboration Technology is of a general nature and is applicable to both LLC Products and Non-LLC products, the Member or BioAmber, as the case may be, shall advise LLC and the other Parties that such Collaboration Technology forms part of Technology of a general nature. LLC shall disclose all LLC Technology to each of the Members.

(b) All Recipes disclosed by Sinoven as Sinoven Background Technology or required to be disclosed by either Member or BioAmber pursuant to Section 2.8 (a) hereof will include instructions, to the extent known by the disclosing Party, for making and using that Recipe.

(c) Each Member and BioAmber shall provide an updated list of their respective Background Patent Rights (if a Member) and Collaboration Patent Rights (to the extent such disclosure does not require the consent of any Third Party (other an a Subsidiary of such Member or of BioAmber)) to the other Parties, and LLC will provide an updated list of any LLC Patent Rights to each Member.

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(d) Disclosures and updated lists made in accordance with paragraphs (a) and (c) of this Section 2.8 will be made in writing at least once each calendar quarter, promptly upon request by either Member or the LLC, or as otherwise agreed by the Governance Board. LLC shall maintain a written inventory of all of the foregoing disclosures of Technology and lists of Patent Rights.

2.9 Notwithstanding any other provision of this Agreement, no Party shall be required to license, disclose or transfer any Patent Rights or Technology under this Agreement that cannot be disclosed, licensed or transferred without the consent of Third Parties (other than Subsidiaries of such Party or BioAmber).

2.10 Each Party shall upon request of another Party execute and deliver one or more written assignments of any Technology and Patent Rights as may be necessary to effect the provisions of this Article II and/or permit the owning Party to record its ownership interest therein.

ARTICLE III – LICENSE GRANTS TO AND FROM LLC

3.1 Sinoven hereby grants to LLC a worldwide, non-exclusive license under the Sinoven Background Technology and the Sinoven Background Patent Rights, solely to the extent necessary to make, have made, use, sell, offer for sale, export and import LLC Products for the Business Purpose. Subject to the terms and conditions hereof, for such period as Sinoven owns a Membership Interest in LLC, LLC will pay Sinoven a running royalty of seven percent (7%) of Net Revenues from sales by NatureWorks and its Subsidiaries of LLC Products, in consideration of the license granted under this Section 3.1. The annual royalty payable with respect to any calendar year shall be paid to Sinoven by January 31 of the succeeding calendar year. The first such annual royalty shall become due on January 31, 2013 (for the period from the inception of the LLC until December 31, 2012). If Sinoven Transfers its Membership Interest (other than to an Affiliate of Sinoven), the license granted under this Section 3.1 shall thereafter be fully paid-up and royalty-free.

3.2 NatureWorks hereby grants to LLC a worldwide, non-exclusive, royalty-free license under the NatureWorks Background Patent Rights solely to the extent necessary to make,

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have made, use, sell, offer for sale, export and import LLC Products for the Business Purpose, provided that any right granted under the Mitsui Patents (as defined in Section 7.3 of this Agreement) solely applies to the use of LLC Products to the extent they contain PLA purchased from NatureWorks.

3.3 Each Member and BioAmber hereby grants to LLC a worldwide, non-exclusive, royalty-free license under its respective Collaboration Technology and Collaboration Patent Rights solely to the extent necessary to make, have made, use, sell, offer for sale, export and import LLC Products for the Business Purpose.

3.4 The licenses granted under Sections 3.1, 3.2 and 3.3 shall be non-transferrable, except as permitted under Article IX hereof.

3.5 (a) LLC shall have the right to grant sublicenses under the licenses granted to it under Sections 3.1, 3.2 and 3.3 hereof only (1) to Subsidiaries of LLC, (2) in accordance with Section 10.3(a) hereof, in the event of a Transfer by a Member of its Membership Interest, to the remaining Member, or (3) solely to the extent the Technology or Patent Rights licensed under such sections pertain to or claim any Application, to any direct or indirect purchaser or transferee of LLC Products or downstream products made from or with LLC Products.

(b) The purchase by NatureWorks of any LLC Products from LLC shall include a royalty-free license under the Sinoven Background Patent Rights, the Sinoven Collaboration Patent Rights, the BioAmber Collaboration Patent Rights and LLC Patent Rights solely to the extent necessary to use the LLC Product so sold or transferred in any Application, which license shall be transferrable with the further sale or transfer of such LLC Products by NatureWorks or its Subsidiaries.

3.6 Either Member, while it owns a Membership Interest in LLC, including immediately prior to the Transfer of its Membership Interest or immediately prior to dissolution of LLC, shall have the right to obtain a license from LLC under any or all of LLC Technology and LLC Patent Rights to make, have made, use, offer to sell, sell, export and import Non-LLC Products other than Sinoven Modified PBS and Sinoven Modified PBS Products.

(a) A license granted under this Section 3.6 shall be royalty-free, non-exclusive, worldwide, and transferrable only with the sale or transfer of that portion of the requesting Member’s business to which this Agreement pertains.

(b) A license granted under this Section 3.6 shall permit the licensed Member to grant sublicenses to any Third Party.

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(c) No license granted under this Section 3.6 shall extend to any LLC Technology conceived after the effective date of the Transfer of the requesting Member’s Membership Interest, or any Patent Rights claiming all or any part of any such LLC Technology.

3.7 All licenses granted under this Article III are subject to the terms and conditions of this Agreement, the Master Confidentiality Agreement and the LLC Agreement, including without limitation Article XV of the LLC Agreement.

ARTICLE IV –CONFIDENTIALITY, PROHIBITED RESEARCH AGREEMENTS

4.1 All non-public proprietary Technology shall be considered to be the Confidential Information of the owning Party. Except as expressly permitted herein, each Party will treat the non-public proprietary Technology of each other Party in accordance with the terms and conditions of the Master Confidentiality Agreement.

4.2 Without the prior written consent of the other Member, while each Member (or an Affiliate of such Member) owns a Membership Interest in LLC and for one year after such Member Transfers its Membership Interest in LLC (other than to an Affiliate), such Member will not, and will cause its Subsidiaries not to, enter into any agreement with any Third Party (which is not a Subsidiary of such Member) to perform research and/or development to develop Recipes for LLC Products unless such agreement permits such Member or Subsidiary to disclose and license any such Recipes to LLC as that Member’s Collaboration Technology as provided in Article III hereof. Without the prior written consent of NatureWorks, until the merger of Sinoven into BioAmber, BioAmber will not, and will cause its Subsidiaries not to, enter into any agreement with any Third Party (which is not a Subsidiary of BioAmber) to perform research and/or development to develop Recipes for LLC Products unless such agreement permits BioAmber or such Subsidiary to disclose and license any such Recipes to LLC as BioAmber’s Collaboration Technology as provided in Article III hereof. However, nothing in this Section 4.2 will prohibit any Member or BioAmber from entering into nondisclosure agreements with any of its direct or indirect customers or from providing technical service to any of its direct or indirect customers.

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ARTICLE V - PATENT PROTECTION

5.1 Each Party shall have the right, in its sole discretion, to file one or more patent applications claiming its Sole Foreground Technology. Any such application and Patent Rights deriving therefrom shall be owned by such Party. If a Member or BioAmber decides not to file a patent application claiming all or any part of its Collaboration Technology, it shall inform the other Parties, and the LLC may at its own expense file prosecute issue or maintain such patent application(s); however, in that event such Member or BioAmber, as the case may be, will continue to own such Collaboration Technology and the Patent Rights claiming all or any part of such Collaboration Technology.

5.2 If requested to do so, the other Parties shall provide any reasonable assistance requested by the filing Party for the preparation, filing and prosecution of any patent applications entitled to be filed by such Party under this Agreement, and the enforcement of any patents that may issue therefrom, including the execution of inventorship declarations, assignment deeds, and affidavits, participation in examiner interviews, and providing deposition and trial testimony where needed, but not including the payment of any attorney’s fees, expenses or other costs associated with the preparation, prosecution or issuance of any Patent Right or any litigation. The filing Party shall reimburse the Party(s) providing such assistance for their reasonable out-of-pocket expenses incurred by them under this Section 5.2.

5.3 Should a Party elect not to prosecute or maintain any of its Patents Rights which such Party has licensed or is obligated to license to another Party hereunder, then it shall provide timely notice to the other Parties, who shall then have the secondary right to prosecute and maintain such Patent(s) at their own cost. Such Patent Rights shall, however, continue to be owned by the original owning Party and not by the Party electing to prosecute or maintain the Patent(s).

5.4 Coordination of Patent Filings

(a) Before filing any patent application claiming all or any part of Research Technology or any jointed conceived Foreground Technology which it owns pursuant to Section 2.3 hereof, LLC will inform the Party that performed the corresponding Research Services or jointly conceived the Foreground Technology and will at the request of such Party coordinate the filing of such patent applications with such Party.

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(b) Before filing any patent application claiming all or any part of any jointed conceived Foreground Technology which it owns pursuant to Section 2.3 hereof, a Party that jointly conceived the Foreground Technology will at the request of LLC coordinate the filing of such patent applications with the LLC.

ARTICLE VI - PATENT/TRADE SECRET ENFORCEMENT

6.1 Each Party will have the exclusive right, but not the obligation, at its sole expense, to enforce its respective Patent Rights or other intellectual property rights outside the Field. The other Parties have no obligation to cooperate in or contribute to any such enforcement and will have no right to share in any recovery. The Party bringing any such enforcement action shall keep all proceeds recovered from such legal proceeding.

6.2 Each Party will promptly notify the other Parties in writing if it learns of any actual, alleged or threatened infringement of any Background Patent Right, LLC Patent Right, Collaboration Patent Right or other intellectual property right with respect to any Background Technology, LLC Technology or Collaboration Technology by a Third Party in the Field, unless such Party is not permitted to do so because of an obligation of non-disclosure to such Third Party (other than a to a Subsidiary of such Party, or in the case of Sinoven, to an Affiliate). The Party owning or controlling the affected Patent Right or other intellectual property right (the “Controlling Party”) will have the first right, but not the obligation, at its own expense, to bring suit (or take other appropriate legal action) against any such actual, alleged, or threatened infringement of the Patent Right or other intellectual property right, including the defense and settlement. In such a case, the Controlling Party shall keep all proceeds recovered from such legal proceeding. If the Controlling Party is a Member, and does not initiate an infringement action or otherwise take affirmative measures to abate any such actual, alleged, or threatened Third-Party infringement within ninety (90) days after receiving the written notice of the infringement, then the LLC will have the right, but not the obligation, at its own expense and upon written consent of all Members (which each Member may withhold in its sole and absolute discretion), to bring suit (or take other appropriate legal action) against such Third Party(ies)

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with respect to such actual, alleged, or threatened infringement, including the defense and settlement thereof. In the event any Party brings an infringement action in accordance with this Section 6.2, such Party will notify the other Parties in writing at least fifteen (15) days prior to filing such action and the other Parties will provide reasonable assistance and authority to file and bring the action, including, if required to bring such action, being joined as a party plaintiff; provided, however, that no Party will be required to transfer any right, title, or interest in or to any of its Patent Rights or Technology to any other Party to confer standing on a Party hereunder. In addition, if any Party brings an infringement action hereunder, the other Parties will have the right to be represented separately in such action by counsel of its own choice, at its own expense. Any recovery realized as a result of such suit, claim, or action or related settlement will first be applied pro rata to reimburse the Parties’ reasonable costs and expenses in connection with such suit, claim, or action. Any recovery remaining after such application shall be allocated as mutually agreed by the Party bringing such enforcement action and the Party which owns the Patent Right or Technology that was the subject of such enforcement action.

6.3 Notwithstanding the other provisions of this Article VI, LLC may enforce its intellectual property rights or those of another Party as provided in Paragraph 6.2 only with the prior written consent of all Members (which consent may be withheld by each Member in its sole and absolute discretion).

ARTICLE VII – WARRANTY

7.1 Express Warranties of Each Member

(a) Sinoven, NatureWorks and BioAmber each represents and warrants that, as of the Effective Date, it has the right to grant any licenses that it provides, pursuant to Article III, and to disclose any Confidential Information that it discloses, pursuant to Article II and that it has not made and will not make any commitments to others inconsistent with or in derogation of such rights.

(b) Sinoven, BioAmber and NatureWorks each represents and warrants that, as of the Effective Date, it and its Subsidiaries own or control no Patent Rights other than those listed in Schedule A (as to Sinoven and BioAmber) and Schedule B (as to NatureWorks) that claim any Recipe listed in Schedule A hereto, or method of making or using such Recipe.

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7.2 In addition, Sinoven and BioAmber make the following additional representations and warranties, as of the Effective Date, with respect to the Sinoven Background Technology and Sinoven Background Patent Rights: (i) Sinoven is the sole, absolute and exclusive owner of the Sinoven Background Technology and the Sinoven Patent Rights; (ii) as of the Effective Date, neither Sinoven nor BioAmber has received any written notice of a pending or threatened claim or litigation to which Sinoven or BioAmber is a party contesting the ownership, derivation, inventorship, validity or right to use any of the Sinoven Background Technology or Background Patent Rights; and (iii) there are no Patent Rights or other rights, other than the Background Patent Rights, which are owned or controlled by Sinoven, BioAmber or their respective Subsidiaries that are reasonably necessary for the Exploitation of LLC Products.

7.3 In addition, NatureWorks makes the following additional representations and warranties, as of the Effective Date, with respect to the NatureWorks Background Patent Rights: (i) NatureWorks is the sole, absolute and exclusive owner of US Patent No. [***], US Patent No. [***], Japanese Patent No. [***] and European Patent No. [***]; (ii) NatureWorks is a licensee under United States Patent No. [***], Japanese Patent No. [***] and European Patent No. [***] (collectively, the “Mitsui Patents”) and has the right to grant sublicenses thereunder as provided herein, (iii) as of the Effective Date, NatureWorks has not received any written notice of a pending or threatened claim or litigation to which NatureWorks is a party contesting the ownership, derivation, inventorship, validity or right to use any of the NatureWorks Background Patent Rights, and (iv) there are no Patent Rights or other rights, other than the NatureWorks Background Patent Rights, which are owned or controlled by NatureWorks or its Subsidiaries that are reasonably necessary for the Exploitation of LLC Products.

7.4 AS A LICENSOR, EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 7.1, 7.2 OR 7.3, EACH PARTY MAKES NO WARRANTIES OF ANY MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, PATENT VALIDITY, PATENT ENFORCEABILITY, OR ANY OTHER EXPRESS OR IMPLIED WARRANTY REGARDING ITS TECHNOLOGY, PATENT RIGHTS OR CONFIDENTIAL INFORMATION. ALL SUCH WARRANTIES ARE HEREBY DISCLAIMED.

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ARTICLE VIII - INDEMNIFICATION

8.1 Except to the extent the one or more of the other Parties is required to provide indemnity to a Party pursuant to Section 8.2 hereof, each Party shall indemnify, defend, and hold harmless the other Parties from any and all demands, claims, causes of action, damages, costs, and expenses (including reasonable attorneys and expert witness fees), arising out of, resulting from, or related to that Party’s own actions, including without limitation exploitation of the license rights granted to it under this Agreement, including patent infringement actions.

8.2 Each Party agrees to defend, indemnify, and hold harmless the other Parties, their Affiliates, and their respective, officers, directors, employees, and agents, (each, an “Indemnified Party”) from and against any claims, demands, suits or causes of action, and judgments, damages, costs and expenses (including reasonable attorneys’ fees) resulting therefrom, related to any breach of the representations and warranties made by such Party in Sections 7.1, 7.2 and 7.3 hereof; provided that Indemnified Party provides the indemnifying Party with (i) prompt written notice of such claim or action, (ii) the opportunity to control the defense or settlement of such claim or action, and (iii) reasonable information and assistance in the defense and/or settlement any such claim or action.

8.3 NatureWorks agrees to defend, indemnify, and hold harmless the other Parties, their Affiliates, and their respective officers, directors, employees, and agents, (each, an “Indemnified Party”) from and against any claims, demands, suits or causes of action, and judgments, damages, costs and expenses (including reasonable attorneys’ fees) resulting therefrom, related to any claim of infringement of United States Patent No. [***] arising out of the sale of LLC Products by LLC to NatureWorks; provided that the Indemnified Party provides NatureWorks with (i) prompt written notice of such claim or action, (ii) the opportunity to control the defense or settlement of such claim or action, and (iii) reasonable information and assistance in the defense and/or settlement any such claim or action.

ARTICLE IX - TERM AND TERMINATION

9.1 This Agreement shall be effective as of the Effective Date and shall terminate upon the dissolution of LLC. A Party’s obligations pursuant to Articles IV, VI, VII and VIII of this Agreement, shall survive termination of this Agreement.

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9.2 Upon dissolution of LLC by Sinoven and NatureWorks:

(a) All license rights provided to the LLC by NatureWorks, Sinoven and/or BioAmber shall terminate;

(b) The ownership of LLC Technology and all intellectual property rights owned by LLC, including without limitation LLC Patent Rights, trademarks, copyrights and trade secret rights, shall be vested equally and jointly in Sinoven and NatureWorks. Sinoven and NatureWorks each may freely Exploit such LLC Technology and intellectual property rights formerly owned by the LLC without the consent of or accounting to the other; and

(c) Any trademark license granted to LLC pursuant to Article 11 shall terminate.

9.3 In the event either Sinoven or NatureWorks (or both of them) (“Transferring Member”) Transfer its respective entire Membership Interest in the LLC to any Entity(s) other than an Affiliate of the Transferring Member, then:

(a) All license rights provided to LLC by the Transferring Member or by BioAmber (if Sinoven is the Transferring Member) pursuant to Section 3.1, 3.2, and 3.3 remain in effect, and may be transferred or sublicensed by LLC to the remaining Member, provided that if the Transferring Member is Sinoven any license under Section 3.1 that is transferred or sublicensed to NatureWorks under this Section 9.3(a) shall be fully paid-up and royalty-free; and

(b) All license rights provided to the Transferring Member by the LLC pursuant to Section 3.6 remain in effect.

ARTICLE X-LICENSES BETWEEN MEMBERS UPON DISSOLUTION OR

TRANSFER OF A MEMBER’S MEMBERSHIP INTEREST

10.1 (a) Upon (i) any dissolution of LLC by Sinoven and NatureWorks or (ii) upon the Transfer of either Member’s Membership Interest (other than to an Affiliate) and if NatureWorks Transfers its Membership Interest, the expiration of the applicable period specified in Section 15.1(c) of the LLC Agreement, NatureWorks shall have the right to obtain a license from Sinoven under any or all of the Sinoven Background Technology and Sinoven Background Patent Rights solely to the extent necessary to make, have made, use, offer to sell, sell, export and import LLC Products.

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(b) The license granted under this Section 10.1 shall be royalty-bearing as follows:

(1) NatureWorks shall pay Sinoven a royalty equal to five percent (5%) of the Net Revenues from sales by NatureWorks or its sublicensees of LLC Products that contain Sinoven Modified PBS, multiplied by the percentage by weight of Sinoven Modified PBS in such LLC Products.

(2) The license granted under this Section 10.1 shall be royalty-free with respect to LLC Products that do not contain the Sinoven Modified PBS.

(3) Nothing in this Agreement shall be construed as (i) preventing NatureWorks or its sublicensees from making any use of the Recipes, in whole or in part, (including the Additive described therein), other than in connection with LLC Products or PBS or (ii) requiring NatureWorks to pay royalties to Sinoven hereunder for any use of the Additive other than in connection with LLC Products.

(4) To the extent NatureWorks pays a royalty to Sinoven under this Section 10.1 with respect to any specific quantity of Sinoven Modified PBS contained in an LLC Product, NatureWorks shall not be required to pay any additional royalty with respect to the use of that specific quantity of Sinoven Modified PBS by NatureWorks, its sublicensees or any other Third Party to make LLC Products.

(5) Notwithstanding any other provision of this Agreement, the obligation to pay further royalties under this Section 10.1 will cease upon the first to occur of (i) the seventh anniversary of this Technology License Agreement, (ii) the payment by NatureWorks of aggregate royalties of five million dollars ($5,000,000.00) under this Section 10.1 and (iii) the date upon which the Sinoven Background Technology (A) becomes part of the public domain through no unauthorized act of NatureWorks, its Subsidiaries, agents, contractors or sublicensees, or (B) is independently developed by any party other than NatureWorks, its Affiliates, agents or contractors.

10.2 Upon any dissolution of LLC by Sinoven and NatureWorks or upon the Transfer of either Member’s Membership Interest (other than to an Affiliate), Sinoven shall have the right to obtain a license from NatureWorks under any or all of the NatureWorks Background Patent Rights solely to the extent necessary to make, have made, use, offer to sell, sell, export and import LLC Products, provided that any such license under the [***] Patents shall be granted only to the extent such LLC Products include PLA purchased from NatureWorks.

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(a) Subject to the payment of the royalty specified in Section 10.2(b) and, in the event of a Transfer by Sinoven’s Membership Interest, after the applicable period specified in Section 15.1(c) of the LLC Agreement, Sinoven shall have the the right to grant sublicenses under the NatureWorks Background Patent Rights to any Third Party with the sale or transfer of any product by Sinoven or its Affiliates solely with respect to the use of such sold or transferred product.

(b) Sinoven shall pay NatureWorks a reasonable royalty to be negotiated by Sinoven and NatureWorks with respect to LLC Products made by Sinoven or its sublicensees under this Section 10.2 under the NatureWorks Background Patent Rights. Notwithstanding the foregoing, the obligation to pay further royalties under this Section 10.2 will cease upon the first to occur of (i) the seventh anniversary of this Technology License Agreement and (ii) the payment by Sinoven of aggregate royalties of five million dollars ($5,000,000) under this Section 10.2.

10.3 (a) Upon any dissolution of LLC by Sinoven and NatureWorks, (i) Sinoven shall have the right to obtain a royalty-free license from NatureWorks under any or all of NatureWorks’ Collaboration Technology and NatureWorks’ Collaboration Patent Rights solely to the extent necessary to make, have made, use, offer to sell, sell, export and import LLC Products and (ii) NatureWorks shall have the right to obtain a royalty-free license from Sinoven under Sinoven’s Collaboration Technology and Sinoven’s Collaboration Patent Rights and from BioAmber under BioAmber’s Collaboration Technology and BioAmber’s Collaboration Patent Rights, in each case solely to the extent necessary to make, have made, use, offer to sell, sell, export and import LLC Products.

(b) Upon the Transfer of either Member’s Membership Interest (other than to an Affiliate of such Member), (i) Sinoven shall have the right to obtain a license from NatureWorks under any or all of NatureWorks’ Collaboration Technology and Collaboration Patent Rights solely to the extent necessary make, have made, use, offer to sell, sell, export and import LLC Products and (ii) NatureWorks shall have the right to obtain a license from Sinoven under Sinoven’s Collaboration Technology and Sinoven’s Collaboration Patent Rights and from BioAmber under BioAmber’s Collaboration Technology and BioAmber’s Collaboration Patent Rights, in each case solely to the extent necessary to make, have made, use, offer to sell, sell, export and import LLC Products. In the event of such Transfer, the license under this Section 10.3(b) to the remaining Member shall be royalty free, and the license to the Transferring

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Member will bear a reasonable royalty to be negotiated by Sinoven or BioAmber, as the case may be, and NatureWorks with respect to LLC Products made pursuant to a license granted under this Section 10.3(b). If NatureWorks and Sinoven or BioAmber, as the case may be, are unable to agree on a reasonable royalty, the royalty will be determined by an independent licensing expert mutually chosen by Sinoven and NatureWorks.

(c) No license granted under this Section 10.3 shall extend to any Collaboration Technology conceived after the effective date of any dissolution of LLC by Sinoven and NatureWorks. If either Member Transfers its Membership Interest (other than to any Affiliate of such Member), then any license granted to the Transferring Member under Section 10.3 hereof shall not include any Collaboration Technology conceived after the effective date of such Transfer.

(d) Subject to the payment of the royalty specified in Section 10.3(b) and, to the extent it is a Transferring Member, the expiration of the applicable period specified in Section 15.1(c) of the LLC Agreement, Sinoven and NatureWorks each shall have the right to grant sublicenses under the other Member’s Collaboration Technology and Patent Rights (and/or BioAmber’s Collaboration Technology and Collaboration Patent rights, in the case of NatureWorks) to any Third Party with the sale or transfer of any product by Sinoven or its sublicensees or NatureWorks or its sublicensees, as the case may be, solely with respect to the use of such sold or transferred product.

10.4 Any license granted under this Article X shall be non-exclusive, worldwide, and transferrable only with the sale or transfer of that portion of the licensee’s business to which this Agreement relates.

10.5 A Member taking a license from the other Member (or from BioAmber, in the case of NatureWorks) under this Article X shall have the right to grant sublicenses to its Related Parties, subject to the payment of royalties (to the extent such Member is not permitted to provide such sublicense on a royalty free basis) as provided in this Article X.

10.6 Any license requested pursuant to this Article X shall be requested in writing within one year of the effective date of dissolution of LLC by Sinoven and NatureWorks, or the Transfer of the of either of Sinoven’s or NatureWorks Membership Interest (other than to an Affiliate).

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10.7 Neither BioAmber nor a Member granting a license under this Article X (“Licensor”) will assert against any Third Party, any claim for infringement of any Patent Rights licensed under such license, based on the manufacture, use, sale, offer for sale, or import of any product made or sold by the licensee or any permitted sublicensee under such license, provided that if a royalty is due on any such product, such royalty is paid in accordance with the provisions hereof.

10.8 All licenses granted under this Article X (including any sublicenses granted hereunder) shall be subject to the obligations under Article XV of the LLC Agreement and the Master Confidentiality Agreement.

10.9 Upon (i) any dissolution of LLC by Sinoven and NatureWorks or upon the Transfer of either Member’s Membership Interest (other than to an Affiliate) and (ii) the expiration of the applicable period specified in Section 15.1(c) of the LLC Agreement, NatureWorks and Sinoven may enter into good faith negotiations for the conclusion of one or other of a supply agreement, distribution agreement or license agreement allowing the use by NatureWorks of Sinoven Modified PBS in products other than LLC Products.

ARTICLE XI – CERTAIN TRADEMARK MATTERS

11.1 Sinoven and/or BioAmber, at their sole expense, may conceive and develop a trademark for LLC Products and apply to register and register such trademark in any jurisdiction (each, a Sinoven Funded Trademark”). Any such Sinoven Funded Trademark, and any goodwill pertaining thereto, shall be owned solely by Sinoven. Sinoven may offer a royalty-free license such trademark to LLC under such terms and conditions as may be agreed upon by the Governance Board, and upon taking such a license, LLC may sell LLC Products under such trademark (as permitted in the Operative Agreements). LLC, with the advice and consent of the Governance Board, may permit direct or indirect purchasers of LLC Products from NatureWorks or LLC to re-sell such LLC Products under such Sinoven Funded Trademarks under reasonable terms and conditions.

11.2 Upon dissolution of LLC by Sinoven and NatureWorks, all right, title and interest in and to such Sinoven Funded Trademarks, including any goodwill pertaining thereto, shall remain owned solely by Sinoven. If requested by NatureWorks, Sinoven shall grant NatureWorks a worldwide, royalty free license to use such trademarks in connection with the sale of LLC Products, for a period of one year after dissolution, subject to terms and conditions similar to those granted to LLC or NatureWorks prior to dissolution.

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11.3 If Sinoven Transfers its Membership Interest in LLC, any license granted under the Sinoven Funded Trademarks to LLC, NatureWorks or any purchaser of LLC Products from NatureWorks or LLC shall remain in effect, subject to the same terms and conditions as existed immediately prior to such Transfer. In addition, in such case, if such Transfer is other than to an Affiliate of Sinoven, LLC shall have the option to purchase from Sinoven all of its right, title and interest in and to the Sinoven Funded Trademarks at a price equal to one-half of the costs incurred by Sinoven in prosecuting and maintaining such Sinoven Funded Trademarks prior to the date Sinoven transferred its Membership Interest.

ARTICLE XII - NOTICES

12.1 All communications, notices, consents and other communications (collectively “Notices”) provided for in this Agreement or by law shall be in writing and be given by delivery (including personal delivery, delivery by courier, overnight delivery service, delivery by U.S. certified mail, return receipt requested, or facsimile transmittal), with such Notices effective on receipt. Notices shall be addressed as follows:

if to LLC:	AmberWorks, LLC
3850 Annapolis Lane North, Suite 180
Plymouth, Minnesota, 55447
Attention: General Manager
Phone: [***]
Fax: (763) 253-4499
Email: [***]

With a copy to Sinoven (if not sent by Sinoven) and to NatureWorks (if not sent by NatureWorks)

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if to Sinoven at:	Sinoven Biopolymers Inc.
3850 Annapolis Lane North, Suite 180
Plymouth, Minnesota
55447
Attn: President & CEO
Phone: (514) 844-8000 ext. [***]
Fax: (514) 844-1414
Email: [***]

with a copy to:	Boivin Desbiens Senecal, g.p.
2000 McGill College, Suite 2000
Montreal, Quebec, Canada
H3A 3H3
Attn: Thomas Desbiens
Phone: (514) 844-5468, ext. [***]
Fax: (514) 844-5836
Email: [***]

if to NatureWorks at:	NatureWorks, LLC
15305 Minnetonka Blvd.
Minnetonka, MN 55345
Attn: President
Phone: [***]
Fax: (952) 931-1466
Email: [***]

If to BioAmber, at:	BioAmber, Inc.
3850 Annapolis Lane North
Plymouth, Minnesota
55447
Attn: President & CEO
Phone: (514) 844-8000 ext. [***]
Fax: (514) 844-1414
Email: [***]

or at such other address as the LLC, Sinoven, NatureWorks or BioAmber may from time to time designate by Notice duly given in accordance with the provisions hereof.

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ARTICLE XIII - DISPUTE RESOLUTION

13.1 Dispute Resolution. The dispute resolution procedures and remedies set forth in Article XIV of the LLC Agreement will be the sole and exclusive procedures and remedies for resolving any dispute or disagreement arising out of, or relating to, the formation, interpretation, performance or breach of this Agreement or any amendment hereto. If BioAmber is a party to such a dispute or disagreement, the provisions of Article XIV shall apply mutatis mutandis to BioAmber.

ARTICLE XIV - MISCELLANEOUS

14.1 Except as expressly set forth herein, no license or right is granted, by implication, estoppel or otherwise, by any Party with respect to or under any patent, trade secret, copyright, technology, or other intellectual property or proprietary right of such Party. For the avoidance of doubt, notwithstanding any other provision of this Agreement, in no event is any license or right granted by NatureWorks hereunder under any patent, trade secret, technology, or other intellectual property right to make lactic acid, lactide, any polymers or copolymer of lactic acid, lactide or any derivative of lactic acid or lactide.

14.2 This Agreement, the LLC Agreement and the other Operative Agreements constitute the entire agreement of the Parties relating to the subject matter of such Agreements, and supersede all prior contracts or agreements, whether oral or written, relating to such subject matter including the Memorandum of Understanding entered into between BioAmber Inc. and Natureworks as of June 23rd 2011. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between or among the Parties relating to the subject matter of the Operative Agreements that are not fully expressed in the Operative Agreements.

14.3 For purposes of this Agreement, any copy, facsimile telecommunication or other reliable reproduction of a writing, transmission or signature may be substituted or used in lieu of

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the original writing, transmission or signature for any and all purposes for which the original writing, transmission or signature could be used; provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing, transmission or signature, as the case may be.

14.4 Nothing in this Agreement, whether express or implied, shall be construed to give any Entity (other than the Parties and their permitted successors and assigns) any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenants, conditions or provisions contained herein, as a direct, indirect, intended or incidental third party beneficiary or otherwise.

14.5 Each and all of the covenants, terms, provisions and agreements contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Agreement, their respective successors and assigns.

14.6 If any provision of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.7 The failure or delay on the part of any Party to exercise any of its respective rights hereunder upon the nonperformance by any other Party of any term, condition, covenant or provision herein, shall not be construed as a waiver thereof nor shall the acceptance by one Party of the defective performance or a waiver of the non-performance of any such terms, conditions, covenants or provisions on the part of any other Party be construed as a waiver of the rights of such Party with respect to such defective performance or nonperformance or as a waiver of the right of any Party as to any subsequent defective performance or nonperformance thereof or of any other term, condition, covenant or provision hereof; nor shall any single or partial exercise of any rights by any Party preclude any other or further exercise thereof or the exercise of any other right hereunder by any such Party or any other Party. No waiver or release of any of the terms, conditions, covenants or provisions of this Agreement shall be valid or effective unless the same is in writing duly executed by the Party to be bound thereby.

14.8 This Agreement shall not be assigned by any Party except to a Transferee of such Party’s Membership Interest in LLC permitted by the LLC Agreement.

14.9 Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented or modified, except by an instrument in writing signed by all of the Parties.

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14.10 Article, Section, paragraph and other headings contained in this Agreement are for reference purposes only and shall not be construed to define, interpret, limit or expand the scope, extent or intent of this Agreement or any provision hereof.

14.11 None of the Parties shall knowingly export or re-export any information or software received from the disclosing party, or the direct products of such information or software, to any country, person, or entity, or for any use prohibited by the U.S. Export Administration Regulations, unless properly authorized by the U.S. Government. This assurance will be honored even after the expiration or termination of this Agreement.

14.12 This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

14.13 This Agreement, and the application and interpretation hereof, shall be governed exclusively by and construed in accordance with its terms and by the internal laws of the State of Delaware, without reference to any conflict of law or choice of law principles that the State of Delaware might apply the law of another jurisdiction.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed through their duly authorized and empowered representatives as of the date set forth above.

NATUREWORKS, LLC		SINOVEN BIOPOLYMERS, INC.

By:	/s/ Marc Verbruggen	By:	/s/ Jean-François Huc
Name:	Marc Verbruggen	Name:	Jean-François Huc
Title:	President & CEO	Title:	Director
Date:	February 15th, 2012	Date:	February 15th, 2012

AMBERWORKS, LLC		BIOAMBER INC.

By:	/s/ Marc Verbruggen	By:	/s/ Jean-François Huc
Name:	Marc Verbruggen	Name:	Jean-François Huc
Title:	Duly authorized by the board	Title:	President & CEO
Date:	February 15th, 2012	Date:	February 15th, 2012

By:	/s/ Jean-François Huc
Name:	Jean-François Huc
Title:	Duly authorized by the board
Date:	February 15th, 2012

[Signature Page – Technology License Agreement]

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Schedule A: Sinoven Recipes , Sinoven Background Patents, and Additive

[DISCLOSED SEPARATELY BY SINOVEN]

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Schedule B: Natureworks Background Patent Rights

United States Patent No. [***]

United States Patent No. [***]

European Patent No. [***] (registered in Belgium, France, Germany, Italy, Netherlands, United Kingdom)

Japanese Patent No. [***]

US Patent No. [***]

Japanese Patent No. [***]

European Patent No. [***]

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